Exhibit 4.59

English Translation

Guarantee Contract

Agricultural Bank of China

Guarantee Contract

No. 32901200700008764

Creditor (Full Name):	Agricultural Bank of China, Nanjing Yuhuatai Sub-branch

Guarantor (Full Name):	(1) China Electric Equipment Group Co., Ltd.
(2)
(3)

WHEREAS, in order to ensure the proper and truthful execution of the Loan Contract (No. 32101200700015673 ) (hereinafter referred to as “the Main Contract”) entered into by and between CEEG (Nanjing) PV-Tech Co., Ltd. (hereinafter referred to as “the Debtor”) and the Creditor, the Guarantor agrees to provide the Debtor with the security of guarantee for the indebtedness formed under the Main Contract. Pursuant to the relevant laws and regulations of People’s Republic of China, the parties concerned have entered into this Contract after an agreement through consultation.

Article I Creditor’s Right to be Secured; Amount of Principal

The Creditor’s right to be secured is a Short-term Working Capital Loan, with its principal amount being (currency and amount in words) RMB Fifty Million.

Article II Scope of Guarantee

The guarantee shall cover all the expenses for the enforcement of the Creditor’s right, which include the principal, interest, penalty interest, compound interest, default penalty, damages, litigation cost and attorney’s fee related to the indebtedness under the Main Contract.

Article III Form of Guarantee

The guarantee under this Contract is a guarantee with joint and several liability. If more than one guarantor are involved in the guarantee under this Contract, the joint and several liability shall be jointly shared by the guarantors concerned.

Article IV Term of Guarantee

1.	The term of guarantee shall be two years beginning from the maturity date of Debtor’s repayment obligation under the Main Contract.

2.	For the bill acceptance, deduction and exemption guarantee, the term of guarantee shall be two years beginning from the date of advance by the Creditor.

3.	For acceptance of commercial discount draft, the term of guarantee shall be two years beginning from the expiry date of the commercial draft.

4.	If the Creditor and the Debtor have reached an agreement on the extension of the term of performance of the indebtedness under the Main Contract, the Guarantor shall continue to undertake the guarantee obligation. The term of guarantee shall be two years beginning from the termination of the extended term of performance of the indebtedness as specified in the said agreement.

5.	In case of a circumstance as regulated in the relevant laws or regulations or specified in the Main Contract which leads the Creditor to declare pre-maturity of the indebtedness under the Main Contract, the term of guarantee shall be two years beginning from the date of pre-maturity of the indebtedness as demanded by the Creditor.

Article V Guarantor’s Undertakings

1.	The Guarantor has obtained the authorization as required hereunder to provide the guarantee according to relevant regulations and procedures.

2.	The Guarantor shall provide authentic, complete and effective financial statements, articles of association as well as other relevant materials and information with the Creditor and accept Creditor’s supervisions and inspection over its production operation and financial condition.

3.	If the Debtor fails to perform the obligations as specified in the Main Contract, the Guarantor shall voluntarily undertake the unfulfilled obligations.

4.	If the Guarantor fails to perform his guarantee obligations as agreed in this Contract, the Creditor is entitled to deduct the corresponding amount directly from any account of the Guarantor.

5.	The Guarantor shall give a written notice to the Creditor immediately if any of the following events occur:

(1)	A change in name, address, legal representative or means of contact.

(2)	A change in the subordinate relation and staffing of the senior management, amendment to the Articles of Association or an adjustment to the corporate structure.

(3)	Deterioration of financial situation, serious difficulties in production and business, or being involved in a major litigation or arbitration.

(4)	Cessation of production, going out of business, cessation of production for rectification or applied for bankruptcy, restructuring;

(5)	Revocation or cancellation of business license, closedown or other dissolution events;

(6)	Any circumstance that may adversely affect the enforcement of the Creditor’s right by the Creditor.

6.	If the Guarantor intends to take any of the following actions, he shall apply a fifteen-day written notice in advance for a written consent from the Creditor:

(1)	The Guarantor changes its corporate structure or management, including but not limited to contracting, leasing, reform of stockholding system, joint operation, merger, acquisition, divestiture, joint venture, asset transfer, application for suspension of business for regulatory measures, application for dissolution and application for bankruptcy.

(2)	The Guarantor provides guarantee for the indebtedness of a third party or utilizes his major asset as a mortgage or pledge guarantee for his own or a third party’s debt, which may affect his performance of obligations under this Contract.

Article VI Undertaking of guarantee liability

1. Under any of the following situations, the Creditor shall be entitled to require the Guarantor to undertake the guarantee liability. In case that the repayment made by the Guarantor is not sufficient to pay up the creditor’s rights guaranteed hereunder, the Creditor shall be entitled to have the principal, interest, penalty interest, compound interest or expenses repaid by such repayment at its sole discretion.

(1) The Debtor fails to repay the loan upon expiration under the Main Contract. “Expiration” refers to the expiration of the loan as specified in Main Contract and earlier expiration upon the rules and regulations or stipulations as specified in the Main Contract for early termination;

(2) The Debtor, the Guarantor’s bankruptcy application have been accepted by the people’s court or reconciliation;

(3) Revocation or cancellation of business license, closedown or other dissolution events occur to the Guarantor;

(4) The Debtor, Guarantor’s death or declaration of disappearance or death.

(5) The Guarantor break the obligations hereunder;

(6) Any circumstance that may materially adversely affect the enforcement of the Creditor’s right .

2. If the Debtor provides both collateral and guarantee to secure his indebtedness, the Creditor is entitled to ask the Guarantor to undertake his guarantee obligations over all the indebtedness undertaken as before the collateral comes into effect.

3. If the Debtor provides collateral and the Creditor waives such right or in case of change of security right, the Guarantor agrees to undertake his guarantee obligations over all the indebtedness undertaken as before the collateral comes into effect. Such security right refers to the collateral provides by the Debtor as guarantee in connection with the creditor’s rights under the Main Contract.

Article VII Liability of Breach

1. After effectiveness of the Contract, the Creditor shall compensate for the losses incurred to the Guarantor in case that the Creditor fails to perform the agreed obligations;

2. The Guarantor shall pay a default penalty to the Creditor in amount of 30% of the principal creditor’s rights hereunder, and compensate for the losses incurred, if any, in full, in if any of the following events occur:

(1) The Guarantor fails to get the valid authorization required hereunder;

(2) The Guarantor fails to provide the true, complete and valid financial statements, articles of association or other related material and information;

(3) The Guarantor fails to inform the Creditor in time in case that the events under Article V occur;

(4) The Guarantor take the actions under Articles VI without Creditor’s prior consent;

(5) Any circumstance that may materially adversely affect the enforcement of the Creditor’s right or breach of contract.

Article VIII Dispute Resolution

Any dispute arising from the performance of this Contract shall be resolved in accordance with the first of the following options:

1.	Legal action at the court of jurisdiction over the area where the Creditor is located; or

2.	Application for arbitration with / Arbitration Commission in accordance with their arbitration rules effective at the date of application.

During the course of dispute, the parties concerned shall continue to perform the terms of this Contract that are not involved in the dispute.

Article IX Miscellaneous

1.	The Guarantor has received and read the Main Contract.

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Article X Effectiveness

This Contract shall come into effect upon the date this Contract is signed or sealed by the two parties involved.

Article XI This Contract is executed in four counterparts, one for each Party to this Contract, the Borrower and accounting counter. All the counterparts shall have the same legal effect.

Article XII Special Notice

The Creditor has furnished the Guarantor with a complete and accurate understanding of all the printed provisions of this Contract and has made, upon the request of the Guarantor, corresponding explanations over the relevant provisions under this Contract. Both parties to this Contract have reached an agreed understanding of the meanings and implications of this Contract.

Creditor (Signature or Seal):		Guarantor (Signature or Seal):

Agricultural Bank of China, Nanjing Yuhuatai Sub-branch (Seal)		Wuxi Guofei Green Energy Co., Ltd (Seal)

Responsible Person:		Legal Representative:
Or Authorized Representative:	/s/	Or Authorized Representative:	/s/

Guarantor (Signature or Seal):	/s/ Tingxiu Lu	Guarantor (Signature or Seal)

Legal Representative:		Legal Representative:
Or Authorized Representative:		Or Authorized Representative:

Date Signed: December 27, 2007
Location Signed: 50 Hanzhongmen Street, Nanjing